Exhibit 12

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LONE STAR INDUSTRIES, INC.
Statement Re Computation of Ratio of Earnings to Fixed Charges (Unaudited) (Dollar amounts in thousands)



                                 For the Three Months      For the Nine Months
                                  Ended September 30,      Ended September 30,
                                    1997        1996        1997        1996

Earnings Available:

  Income before provision
        for income taxes           $ 42,002   $ 38,271    $ 72,980   $ 59,147

  Less: Excess of earnings over
        dividends of less than
        fifty percent owned
        companies                      (309)       -        (1,386)       -

        Capitalized interest           (334)      (318)       (947)      (738)
                                   --------   --------    --------   --------
                                     41,359     37,953      70,647     58,409
                                   --------   --------    --------   --------
Fixed Charges:

  Interest expense (including
        capitalized interest) and
        amortization of debt
        discount and expenses           951      1,982       4,082      5,948

  Portion of rent expense
        representative of an
        interest factor                 368        294         934        813
                                   --------   --------    --------   --------

Total Fixed Charges                   1,319      2,276       5,016      6,761
                                   --------   --------    --------   --------
Total Earnings Available           $ 42,678   $ 40,229    $ 75,663   $ 65,170
                                   ========   ========    ========   ========

Ratio of Earnings to Fixed Charges    32.36      17.68       15.08       9.64
                                   ========   ========    ========   ========

Earnings Deficiency (for
         coverage ratios less
         than one to one)          $   -     $    -      $    -     $    -
                                   ========   ========    ========   ========
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